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NeoStem, Inc.	CCG Investor Relations, Inc.
Robin Smith, CEO	Lei Huang, Account Manager
Phone: +1 (212) 584-4174	Phone: +1 (646) 833-3417
E-mail: rsmith@neostem.com	E-mail: lei.huang@ccgir.com
http://www.neostem.com	http://www.ccgirasia.com

Crocker Coulson, President
Phone: +1 (646) 213-1915
E-mail: crocker.coulson@ccgir.com

NeoStem Provides Update on its Pharmaceutical Subsidiary Suzhou Erye

NEW YORK, May 18, 2010 – NeoStem, Inc. (NYSE Amex: NBS) (“NeoStem” or the “Company”), an international biopharmaceutical company with operations in the U.S. and China, provided an update on its majority-owned pharmaceutical subsidiary Suzhou Erye (Erye) following the first quarter and an outlook for the year.

Erye began relocation of its operations to its new state-of-the-art manufacturing facility with the State Food and Drug Administration (SFDA) approval of two production lines at the new plant. Expanded capacity at the new plant will enable Erye to increase its product supply to meet the rising demand in China’s growing pharmaceutical market. Transition to the new facility is on track to complete by 2011 and is expected to significantly expand Erye’s manufacturing capacity.

Erye’s development pipeline continues to advance, including SFDA approval to manufacture the sterile active pharmaceutical ingredient of the anti-infective cloxacillin sodium. This new product and the SFDA approved omeprazole for GERD are pending commercialization during the summer of 2010 and are expected to generate additional growth opportunities in the second half of the year. Erye has an additional five products in its pipeline and is working with NeoStem to evaluate opportunities to in-license or acquire new drug opportunities to enhance the long-term growth potential.

“We are proud of Erye’s many accomplishments to-date and believe the business is well on the way to executing the 2010 growth plan.  First quarter revenues rose 24% over the same period last year to approximately $15.8 million,” said Robin Smith, M.D., NeoStem’s CEO and Chairman of the board of directors. “We continue to focus on helping Erye to accelerate its growth potential in China, including sourcing potential new drug deals and capitalizing on the country’s unprecedented healthcare reform.”

About NeoStem, Inc.

NeoStem, Inc. is engaged in the development of stem cell-based therapies, pursuit of anti-aging initiatives and building of a network of adult stem cell collection centers in the U.S. and China that are focused on enabling people to donate and store their own (autologous) stem cells for their personal use in times of future medical need. The Company also has licensed various stem cell technologies, including a worldwide exclusive license to VSEL(TM) technology which uses very small embryonic-like stem cells, shown to have several physical characteristics that are generally found in embryonic stem cells, and is pursuing the licensing of other technologies for therapeutic use. NeoStem’s majority-controlled Chinese pharmaceutical operation, Suzhou Erye, manufactures and distributes generic antibiotics in China. For more information, please visit: www.neostem.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the successful execution of the Company’s strategy, accelerating Erye’s sales growth in 2010 and successful transfer of Erye’s production lines to the new facility, about which no assurances can be given. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K  filed with the Securities and Exchange Commission on March 31, 2010 and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 17, 2010, as well as other periodic filings made with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

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